Exhibit 1

MI Developments Inc.

455 Magna Drive
Aurora, Ontario,
Canada L4G 7A9
Tel:	905-713-6322
Fax:	905-713-6332

MI DEVELOPMENTS INC. ANNOUNCES APPOINTMENT OF

NEW CHIEF FINANCIAL OFFICER

Aurora, Ontario, Canada, July 3, 2007 – MI Developments Inc. (“MID”) (TSX: MIM.A, MIM.B; NYSE: MIM) announced today that Mr. Richard Smith has been appointed by the MID Board of Directors to serve as Executive Vice-President and Chief Financial Officer, effective immediately.  Mr. Smith replaces Robert Kunihiro, who resigned from his position at MID effective today in order to pursue other opportunities.

Since June 2004, Mr. Smith was employed by Magna International Inc., most recently as its Vice-President, Corporate Development.  From 2001 to 2004, he worked at Scotia Capital in the Mergers & Acquisitions Group.  Prior to that, Mr. Smith worked at Coopers & Lybrand in its Ottawa office.  He is a Chartered Accountant and a U.S. CPA (Illinois).

John Simonetti, MID’s Chief Executive Officer, stated, “On behalf of the Board, I’d like to thank Rob for his dedication and hard work and wish him well in his future endeavors.  At the same time, I am very pleased that Richard is joining our management team and am confident that his experience at Magna and strong financial background will serve MID well.”

About MID

MID is a real estate operating company engaged in the ownership, management, leasing, development and acquisition of industrial and commercial real estate properties located in North America and Europe.  Virtually all of its income-producing properties are under lease to Magna International Inc. and its subsidiaries.  MID also holds a controlling investment in Magna Entertainment Corp., a publicly-traded company that, based on revenues, is North America’s number one owner and operator of horse racetracks, and one of the world’s leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets.

For further information about this press release, please contact John Simonetti, MID’s Chief Executive Officer, at (905) 726-7619.